UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

Microsemi Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-08866	95-2110371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2381 Morse Avenue Irvine, California		92614
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 221-7100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 2, 2010, Microsemi Corporation, a Delaware corporation (“Microsemi” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Artful Acquisition Corp., a California corporation and a wholly owned subsidiary of Microsemi (“Purchaser”), and Actel Corporation, a California corporation (“Actel”), pursuant to which Microsemi will acquire Actel, a leading supplier of low-power field-programmable gate arrays (“FPGAs”), mixed-signal FPGAs, and system-critical FPGAs for the aerospace, avionics, communications, consumer, industrial and military markets. The net transaction value will be approximately $430 million, net of Actel’s projected cash balance at closing.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Purchaser commenced a cash tender offer (the “Offer”) on October 4, 2010 to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Actel, together with the associated preferred stock purchase rights issued in connection with and subject to the Preferred Stock Rights Agreement, dated as of October 17, 2003, between Actel and Wells Fargo Bank, N.A., as amended (such rights together with the shares of common stock, the “Shares”), or such reduced amount of Shares as described below, at a purchase price of $20.88 per Share, net to the tendering shareholder in cash, without interest and less any required withholding taxes (the “Per Share Amount”). Upon successful completion of the Offer, and subject to the terms and conditions of the Merger Agreement, Purchaser will be merged with and into Actel (the “Merger”), and Actel will survive the Merger as a wholly owned subsidiary of Microsemi. At the effective time of the Merger (the “Effective Time”), each outstanding Share, other than Shares owned by Actel, Microsemi, Purchaser, or any direct or indirect wholly owned subsidiary of Microsemi or Actel, or held by shareholders who properly demand and perfect dissenters’ rights under California law, will automatically be converted into the right to receive the Per Share Amount on the terms and subject to the conditions set forth in the Merger Agreement.

The Offer will remain open for at least 20 business days. The Offer and the Merger are subject to the satisfaction of customary closing conditions, including, among others, that (i) there has been validly tendered and not withdrawn prior to the expiration date for the Offer that number of Shares which would represent a majority of the Shares then outstanding (the “Minimum Condition”), (ii) certain regulatory clearances have been obtained by the parties, if applicable, and (iii) the other conditions set forth in Annex A to the Merger Agreement have been satisfied or waived. The Offer is not subject to a financing condition.

If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Shares validly tendered in the Offer and not properly withdrawn is less than that number of Shares which, when added to the number of Shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Share more than 90% of the Shares then outstanding, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Purchaser may elect to reduce the Minimum Condition to a number of Shares such that following the purchase of Shares in the Offer, Microsemi and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the then outstanding Shares (the “Reduced Purchase Amount”) and purchase, on a pro rata basis based on the Shares actually deposited in the Offer by each such holder of Shares, Shares representing the Reduced Purchase Amount.

Pursuant to the Merger Agreement, Actel granted to Purchaser, subject to certain conditions and limitations, an irrevocable option to purchase, following completion of the Offer and at the Per Share Amount, a number of Shares that, when added to the number of Shares collectively owned by Microsemi and Purchaser at the time of exercise of the option (excluding Shares tendered in the Offer pursuant to guaranteed delivery instructions as to which delivery has not been completed at the time of exercise of the option), constitutes one Share more than 90% of the sum of (i) the then outstanding Shares plus (ii) a number equal to the number of Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights exercisable as of a certain date (the “Top-Up Option”); provided, however, that the Top-Up Option will not be exercisable for Shares in excess of the number of Shares authorized and unissued or held in the treasury of Actel. The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Shares, Purchaser, together with Microsemi, would hold one Share more than 90% of the then outstanding Shares. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to California’s “short form” merger statute. Following the Offer and, if necessary, the exercise of the Top-Up Option, if Purchaser does not own at least 90% of the outstanding Shares, a vote of the shareholders of Actel will be required to consummate the Merger.

Microsemi, Purchaser and Actel have made customary representations and warranties in the Merger Agreement and agreed to certain customary covenants, including covenants regarding the operation of the business of Actel prior to the closing and covenants prohibiting Actel from soliciting, or providing information or entering into discussions concerning, or proposals relating to alternative business combination transactions, except in limited circumstances relating to unsolicited proposals that are, or could reasonably be expected to result in, a proposal superior to the transactions contemplated by the Merger Agreement.

The Merger Agreement contains certain termination rights for each of Microsemi, Purchaser and Actel and further provides that upon termination of the Merger Agreement under specified circumstances Actel may be required to pay Microsemi a termination fee of $17.5 million.

Pursuant to the Merger Agreement, Microsemi may borrow up to $70 million from Actel to finance the closing of the Merger (the “Closing Loan”). If so requested by Parent, such loan shall (i) be made immediately prior to the Effective Time of the Merger, (ii) bear simple interest at 4.0% per annum, (iii) be unsecured, (iv) be prepayable without penalty, (v) have a term of 60 days, and (vi) be evidenced by a promissory note prepared by the parties in a manner consistent with these terms. In the event that Parent elects to receive the Closing Loan, it shall give Actel at least three (3) business days’ written notice of such election prior to the date on which the funding of such loan is to occur.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Microsemi, Purchaser or Actel. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the parties thereto in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Microsemi, Purchaser, and Actel, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about Microsemi, Purchaser, and Actel.

Commitment Letter

On October 1, 2010, Microsemi entered into a commitment letter (the “Commitment Letter”) with Morgan Stanley Senior Funding, Inc. (“MSSF”) pursuant to which MSFF has committed to provide $425,000,000 senior secured first lien credit facilities (the “Facilities,” and the provision of such funds as set forth in the Commitment Letter, the “Financing”), consisting of term loan facilities in an aggregate principal amount of $375,000,000 and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $50,000,000. The Facilities are available to finance the Offer and the Merger and to pay fees and expenses related thereto. The Revolving Facility is also available for working capital requirements and other general corporate purposes. After consummation of the Merger, Microsemi can request, at any time and from time to time, the establishment of one or more term loan and/or revolving credit facilities with commitments in an aggregate amount not to exceed $100,000,000, the proceeds of which can be used for working capital requirements and other general corporate purposes. Under the Commitment Letter, MSSF will act as bookrunner, lead arranger and administrative agent. The actual documentation governing the Facilities has not been finalized, and accordingly, the actual terms may differ from the description of such terms below.

Syndication. Microsemi has agreed to assist, for a period of up to 60 days after the initial funding date, the lead arranger in connection with such syndication, including, without limitation, using commercially reasonable efforts to obtain ratings from Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. that give pro forma effect to the Offer, the Merger and the initial borrowing under the Facilities.

Interest Rates. Interest under the Facilities are, at Microsemi’s option, Base Rate or LIBOR, plus a margin ranging from 2.25% to 3.25% for Base Rate-based loans that are either term A loans or revolving loans and ranging from 3.25% to 4.25% for LIBOR-based loans that are either term A loans or revolving loans, depending on Microsemi’s consolidated leverage ratio. The margin for Base Rate-based loans that are term B loans is 3.00% and the margin for LIBOR-based loans that are term B loans is 4.00%. Interest for Base Rate-based loans is calculated on the basis of a 365-day year and interest for LIBOR-based loans is calculated on the basis of a 360-day year.

Fees. Microsemi expects to pay upfront fees or original issue discount equal to 1.00% of the aggregate principal amount of the loans on the initial funding date. Additionally, Microsemi expects to pay an undrawn commitment fee ranging from 0.25% to 0.75% depending on Microsemi’s consolidated leverage ratio, on the unused portion of the Revolving Facility. If any letters of credit are issued, then Microsemi expects to pay a fronting fee equal to 0.25% per annum of the aggregate face amount of each letter of credit and a participation fee on all outstanding letters of credit at a per annum rate equal to the margin then in effect with respect to LIBOR-based loans under the Revolving Facility on the face amount of such letter of credit.

Conditions to Initial Funding. The initial borrowing under the Facilities is conditioned upon the satisfaction of conditions customary in similar transactions, including, without limitation:

•	the execution of final customary documentation;

•

the consummation of the Offer in accordance with applicable law and the Merger Agreement in all material respects, without waiver or amendment of the Merger Agreement or any consent under the Merger Agreement that is materially adverse to the interests of the lenders under the Facilities or the lead arranger without the prior written consent of the lead arranger and the administrative agent;

•	the absence of Material Adverse Effect (as defined below);

•	completion of the initial funding not less than 15 calendar days after delivery to the lead arranger of the final confidential information memorandum;

•

obtaining all necessary material governmental and third party consents and approvals required to be obtained under the Merger Agreement and the expiration of all applicable waiting periods without any adverse action being taken by any competent authority;

•	the payment of certain fees and expenses;

•	the lead arranger shall have received certain financial statements and forecasts;

•	the delivery of all necessary documentation under the Patriot Act;

•	the collateral agent shall have received a perfected security interest in the Collateral (defined below), subject to certain funds provisions; and

•

the representations and warranties in the Merger Agreement and the final customary documentation for the Facilities shall be true and correct in all material respects, subject to certain funds provisions.

Guarantees and Security. Subject to certain customary exceptions, all obligations of Microsemi under the Facilities will be unconditionally guaranteed by each of Microsemi’s existing and subsequently acquired or organized direct and indirect wholly-owned domestic subsidiaries whose assets or revenues exceed 5% of the consolidated assets or revenues, as the case may be, of Microsemi (the “Guarantors”). Other domestic subsidiaries will be required to become a Guarantor to the extent that domestic subsidiaries excluded from such guarantee obligation represent more than 15% of the consolidated assets or revenues, as the case may be, of Microsemi. The Facilities will be secured by a first priority lien and security interest in the following (collectively, the “Collateral”), in each case, subject to customary exceptions:

•

all equity interests of the Guarantors and each of Microsemi’s direct and indirect foreign subsidiaries whose assets or revenues exceed 5% of the consolidated assets or revenues, as the case may be, of Microsemi (and the equity interests in other foreign subsidiaries to the extent the excluded foreign subsidiaries would represent more than 15% of the consolidated assets or revenues, as the case may be, of Microsemi), except, in the case of any foreign subsidiary, such pledge would be limited to 65% of the voting equity and 100% of the non-voting equity of first-tier foreign subsidiaries;

•	all present and future tangible and intangible assets of Microsemi and the Guarantors;

•	all proceeds and products of such property and assets.

Representations, Warranties, Covenants and Events of Default. The Facilities will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings.

The foregoing summary of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Additional Agreements

As a condition and inducement to Microsemi’s willingness to enter into the Merger Agreement, each of Actel’s directors, executive officers and certain shareholders (collectively, the “Shareholders”) have entered into a Tender and Support Agreement, dated October 2, 2010, with Microsemi and Purchaser (the “Tender and Support Agreement”). Subject to the terms and conditions of the Tender and Support Agreement, the Shareholders agreed, among other things, to tender their Shares pursuant to the Offer, vote in favor of the Merger, if applicable, and, subject to certain exceptions, not to transfer their Shares that are subject to the Tender and Support Agreement. Collectively, the Shareholders owned approximately 10.6% of the Shares outstanding as of September 30, 2010.

The foregoing summary of the Tender and Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Tender and Support Agreement attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Additional Information and Where to Find It

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. Microsemi and Purchaser intend to file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Actel also intends to file a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer described in this Current Report on Form 8-K and the exhibits attached hereto. Any offers to purchase or solicitations of offers to sell will be made only pursuant to such tender offer statement. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the related solicitation/recommendation statement will contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully by Actel’s shareholders before they make any decision with respect to the tender offer. Such materials, when prepared and ready for release, will be made available to Actel’s shareholders at no expense to them. In addition, at such time such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov and may also be obtained by directing a request to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, (866) 482-5136, or Georgeson Securities Corporation, 199 Water Street, 26th Floor, New York, NY 10038, (800) 445-1790.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Commitment Letter, Facilities and Closing Loan is incorporated herein by reference.

Item 8.01	Other Events.

On October 4, 2010, Microsemi issued a press release announcing the execution of the Merger Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and Actel Corporation.*

10.1	Commitment Letter, dated October 1, 2010, between Microsemi Corporation and Morgan Stanley Senior Funding, Inc.

10.2	Tender and Support Agreement, dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and certain shareholders of Actel Corporation listed on Annex I thereto.

99.1	Press release issued by Microsemi Corporation on October 4, 2010.

*	Certain schedules have been omitted and Microsemi Corporation agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microsemi Corporation
(Registrant)

	By:	/s/ JOHN W. HOHENER
Date: October 4, 2010		John W. Hohener
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and Actel Corporation.*

10.1	Commitment Letter, dated October 1, 2010, between Microsemi Corporation and Morgan Stanley Senior Funding, Inc.

10.2	Tender and Support Agreement, dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and certain shareholders of Actel Corporation listed on Annex I thereto.

99.1	Press release issued by Microsemi Corporation on October 4, 2010.

*	Certain schedules have been omitted and Microsemi Corporation agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedules upon request.